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FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1999                     EXHIBIT 11.01

                           CARAUSTAR INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

           COMPUTATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE

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                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Earnings:
  Net income available to common stock......................  $11,415    $13,177
Shares:
  Weighted average common shares outstanding................   24,759     25,280
  Dilutive effect of stock options..........................      151        232
                                                              -------    -------
  Average diluted shares outstanding and equivalent.........   24,910     25,512
Basic earnings per common share:
  Net income................................................  $  0.46    $  0.52
                                                              =======    =======
Diluted earnings per common share:
  Net income................................................  $  0.46    $  0.52
                                                              =======    =======
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